
blüm

Executive Summary:
The Blüm Evolution—Two Years of Transformation, Major Debt Reduction, Strategic Acquisitions, and the Foundation for Scalable Growth

March 13, 2025

In January 2024, Blüm Holdings, Inc. (OTCQB: BLMH) ("Blüm" or the "Company") successfully completed a reorganization resulting in Unrivaled Brands, Inc. ("Unrivaled") becoming a wholly owned subsidiary of the Company. This milestone marked the completion of one of the most aggressive financial restructurings in the cannabis sector—a two-year financial and operational transformation that has enabled Blüm to focus on retail and brand development in California, one of the largest and most competitive cannabis markets. Blüm's turnaround began in August 2022, when CEO Sabas Carrillo and the new leadership team launched a comprehensive restructuring plan to improve financial stability and operational efficiency. Over the next two years, the Company:

- Achieved $33.1 million in net income, a dramatic turnaround from a net loss of $14.1 million in 2023 and $188.7 million in 2022.
- Reduced total liabilities by 62% year-over-year to $29.6 million in 2024, down from $77.8 million in 2023 and $125.3 million at the beginning of 2022, representing a total reduction of approximately 76.4% over three years, having eliminated over $95.8 million in liabilities.
- Increased revenue by 67.5% year-over-year to $13.0 million, up from $7.8 million in 2023, driven by the successful integration of three Cookies and Lemonnade branded Northern California retail stores, which contributed $7.7 million in revenue, partially offset by the strategic divestment of non-core dispensaries.
- Disposed of non-core and underperforming assets, strengthening the balance sheet and focusing on high-value operations.
- Expanded its retail footprint with the acquisition of three new dispensaries.
- Resolved all major litigation, significantly reducing legal expenses and further stabilizing financials.

Following the restructuring, Blüm has a significantly improved financial position, including a reduced debt burden. The Company is evaluating opportunities for additional acquisitions in retail, cultivation, and distribution, with the goal of expanding its brand-driven platform while maintaining financial discipline. Blüm's strategy reflects a hybrid approach, combining elements of vertical integration with a multi-brand retail model. The Company aims to integrate key operational functions—such as accounting, legal, and compliance—while allowing acquired businesses to maintain operational autonomy under a shared corporate structure.

With the restructuring and reorganization completed, litigation resolved, and a more streamlined operational model established, the Company has transitioned from a defensive restructuring phase to a strategy focused on measured expansion and financial sustainability.

The following discussion should be read in conjunction with our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 13, 2025. This information should not be viewed as a substitute for our full annual financial statements prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). Accordingly, you should not place undue reliance on this data. The financial data has been prepared by, and is the responsibility of, our management, and has not been audited or reviewed by our independent registered public accounting firm.

References in this document to "we," "us," "our," "the Company," or "Blüm" are intended to mean Blum Holdings, Inc., individually, or as the context requires, collectively with its subsidiaries on a consolidated basis.

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The Company uses words such as "anticipates," "believes," "plans," "expects," "projects," "future," "intends," "may," "will," "should," "could," "estimates," "predicts," "potential," "continue," "guidance," and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on the Company's expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the combination, will be more fully discussed in the Company's reports with the SEC. Additional risks and uncertainties are identified and discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to the Company as of the date of this release. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.

Key Achievements, Milestones and Financial Performance Summary

2024 marked a pivotal year for Blüm, as the Company completed a two-year financial and operational restructuring, positioning itself for sustainable long-term growth.

Key Achievements:

- **Net Income:** Blüm achieved net income of $33.10 million in 2024, compared to a $14.13 million net loss in 2023. This net income was largely due to one-time gains associated with restructuring efforts, including debt cancellations and asset sales, but it underscores the extent of balance sheet repair. The Company's operating losses improved from a loss of $18.8 million in 2023 to a loss of $5.38 million in 2024.
- **Financial Strength:** Blüm ended 2024 with $29.6 million in total liabilities, a $95 million reduction from $125.3 million at the beginning of 2022, largely driven by debt elimination from $52.8 million to $3.0 million.
- **Debt Reduction:** Reduced total debt by approximately 94.4% from $52.8 million in 2022 to $3.0 million in 2024.
- **Revenue Growth:** Revenue grew 67.5% year-over-year, from $7.76 million in 2023 to $12.99 million in 2024, driven primarily by new revenue generated from acquired stores.
- **Retail Expansion:** Acquired three Cookies and Lemonnade-branded Bay Area dispensaries for aggregate consideration of $6.6 million, structured as $1.9 million in promissory notes, with the remainder in stock, expanding the Company's retail presence while maintaining financial flexibility. Furthermore, Blüm has executed a binding Letter of Intent to acquire another Bay Area dispensary and provided a $500,000 loan as part of the structured transaction, aimed at supporting operational continuity during the due diligence and closing process. The dispensary reported approximately $13.7 million in annual revenue in 2024.
- **Operational Efficiency:** Improved gross margins to 47.8% through pricing optimization and cost controls, while selling, general and administrative (SG&A) expenses were reduced by $35.6 million, from $54.2 million in 2022 to $18.6 million in 2024, which we believe reflects a leaner corporate structure.
- **Subsidiary Chapter 11 Filing:** On November 6, 2024, Unrivaled and Halladay Holding, LLC ("Halladay Holding") filed for Chapter 11 bankruptcy protection following litigation with People's California, LLC. The filing did not include Blüm's other operations, which continued to conduct normal business. As a result of this process, $27.5 million in liabilities were deconsolidated, and a $20.79 million gain on disposal was recognized.
- **Korova Brand Relaunch:** With founders Joe Gerlach and Blake Powers re-engaged, Blüm has refocused Korova's product offerings, reintroducing the innovative, high-potency formulations that originally built its market reputation.

Blüm's restructuring was not solely accounting-driven—its improvements stem from real cost efficiencies, stronger retail performance, and strategic positioning, creating a clean balance sheet and a stable foundation for expansion.

2024 Milestones: Strengthening Financial and Operational Stability

Blüm's financial statements for the year ended December 31, 2024, highlight a clear turnaround:

- **Revenue:** $12.99 million in 2024, a 67.5% increase from $7.76 million in 2023, driven by acquired dispensaries.
- **Net Income:** $33.10 million in 2024, reversing a loss of $14.13 million net loss in 2023.
- **Operating Loss Reduction:** Improved to a loss of $5.54 million in 2024, compared to a loss of $18.8 million in 2023.
- **Gross Margins:** 47.8%, maintaining strong profitability despite slight promotional activity.
- **SG&A Expenses:** Reduced from $21.0 million in 2023 to $18.56 million in 2024, an 11.6% reduction, reflecting ongoing efficiencies.
- **Total Liabilities:** $29.6 million at year-end 2024, down from $125.3 million in 2022—a $95 million reduction.
- **Debt Reduction:** 95.6% decrease, from $52.8 million in 2022 to $3.0 million in 2024.

The Company expects that the resolution of litigation and restructuring efforts will achieve significant cost reductions moving forward. This financial reset allows Blüm to allocate future cash flow toward expansion rather than debt service, reinforcing long-term financial stability.

Blüm's financial outlook remains cautiously optimistic, with a focus achieving profitability through operational efficiencies and revenue expansion through acquisitions, aimed at improving cash flow and positioning the Company for potential operating profitability in 2025. Blüm has transitioned from restructuring to strategic expansion, focusing on disciplined growth, brand positioning, and market expansion.

Capital Allocation

Blüm has taken a disciplined, strategic approach to capital allocation, ensuring that acquisitions align with both long-term growth objectives and liquidity strategies for all stakeholders, including sellers. Our strategy to date has been to create a structured path to liquidity—one that is within our collective control rather than being dictated by external market conditions. This strategy has to date aligned with sellers, creating a capital-efficient acquisition structure that benefits all parties.

- The Company is evaluating acquisitions of brands, retail stores, cultivation facilities, and distribution operations to strengthen its market presence.
- Acquisition structures are designed to minimize upfront capital outlay by leveraging stock-based transactions, structured earnouts, and cash flows from operations that contribute to corporate growth.
- Blüm's recently completed financial restructuring has, we believe, created a ground-floor opportunity for sellers. With a de-risked balance sheet, significantly reduced liabilities, and streamlined operating expenses, the Company is positioned for sustainable growth.

- Many sellers recognize that operating independently in today's market is increasingly difficult due to high tax burdens, pricing pressures, and capital constraints. By joining Blüm, sellers are not only putting their businesses on a path to liquidity but also gaining access to an ecosystem where shared services, strategic capital allocation, and a publicly traded platform enhance long-term value.

Blüm's model ensures that sellers retain equity upside, aligning their incentives with the Company's long-term success. Additionally, the structure allows for:

- Sellers to accept stock in lieu of cash, reflecting confidence in the platform's future growth while minimizing near-term capital requirements.
- A structured approach to reinvesting cash flow from operations into corporate growth, funding acquisitions both within and beyond the cannabis industry.
- A corporate focus on public company operations, capital allocation, and acquisitions, allowing operators to run their businesses while benefiting from corporate oversight and financial discipline.

This acquisition framework ensures that operators and sellers are not merely selling their businesses—they are becoming part of a scalable, structured platform designed for long-term success.

Growth and Acquisition Strategy – A Scalable, Aligned Ecosystem

Blüm has implemented a hybrid acquisition model that balances the strengths of brand-driven expansion and vertical integration. We believe this strategy allows Blüm to integrate best-in-class operators while maintaining the financial and operational efficiencies of a streamlined corporate structure. The Company's acquisition approach is structured to address common industry challenges while providing long-term value to both investors and selling operators. The Company actively structures acquisitions to create an efficient, high-margin platform where sellers retain operational leadership while benefiting from shared efficiencies under a publicly traded umbrella. The Company's acquisition approach is designed to:

- **Preserve Operational Autonomy:** Acquired businesses will continue to be operated by their original leadership teams, ensuring continuity and expertise remain in place.
- **Enhance Shared Services and Efficiencies:** Blüm will integrate critical functions—such as accounting, legal, and compliance—allowing individual businesses to focus on execution and growth while benefiting from economies of scale.
- **Align Incentives for Long-Term Success:** Instead of a traditional buyout model, sellers retain equity in Blüm, allowing them to participate in future upside while securing a path to liquidity.
- **Control Liquidity on Our Terms:** We believe investors and sellers are not waiting for market conditions to improve independently. By structuring acquisitions through publicly traded equity, Blüm takes a proactive approach to liquidity management rather than relying on external market factors.

We believe this model to be particularly effective in the cannabis industry, as it allows Blüm to retain industry expertise while maintaining operational discipline. By keeping top operators and brands actively involved, the Company maintains the profitability and efficiency required to sustain long-term success. Rather than fully centralizing operations—which can dilute the expertise that makes these businesses successful—Blüm aims to foster an environment where operators continue running their businesses but within a larger ecosystem that provides:

- **Capital Allocation for Strategic Growth:** Profitable subsidiaries contribute cash flow to the corporate entity, allowing it to operate a leaner corporate team while simultaneously building an acquisition fund for future expansion both within and beyond the cannabis industry.
- **Dedicated Corporate Oversight:** The corporate team focuses entirely on public company operations, capital allocation, and managing acquisitions and dispositions, rather than day-to-day operations at the subsidiary level.
- **Operational Efficiency Without Bureaucracy:** This decentralized but structured model enables each acquired company to adhere to key performance indicators (KPIs), financial projections, and budget discipline, while also benefiting from corporate guidance and financial management expertise.

Blüm is not simply acquiring assets—it is building an integrated ecosystem where each business contributes to the collective strength of the Company while maintaining its unique identity. This structure is designed to enhance profitability, strategic reinvestment, and long-term value creation, while preserving the entrepreneurial spirit that initially drove these businesses to success.

By structuring acquisitions through a balanced hybrid model, Blüm seeks to position itself as a scalable platform for disciplined expansion, brand-led differentiation, and financial sustainability within the cannabis industry and beyond.

Financial Performance Trend Analysis

The Company's financial performance over the years 2020 to 2024 reflects a dynamic evolution—beginning with a $40.8 million investment windfall and aggressive acquisitions at the peak of cannabis asset prices, followed by external challenges that ultimately necessitated strategic intervention. With the appointment of a new executive team in 2022, Blüm undertook a comprehensive restructuring and right-sizing initiative, aimed at positioning the Company for long-term financial stability and disciplined growth. For more information regarding the restructuring, see *Restructuring Overview* below.

The tables below outline the Company's performance trends from December 31, 2020 to December 31, 2024 as reported in the Annual Report on Form 10-K with the SEC for the years then ended. The amounts outlined below *do not* include the classification of discontinued operations for all comparative prior periods under U.S. GAAP *(in thousands)*:

	For the Years Ended				
	December 31, 2020	**December 31, 2021**	**December 31, 2022**	**December 31, 2023**	**December 31, 2024**
Revenue	$ 14,287	$ 47,673	$ 52,015	$ 33,229	$ 12,990
Cost of Goods Sold	10,687	35,706	35,118	15,565	6,782
Gross Profit	**$ 3,600**	**$ 11,967**	**$ 16,897**	**$ 17,664**	**$ 6,208**
Gross Profit %	*25.2%*	*25.1%*	*32.5%*	*53.2%*	*47.8%*
Operating Expenses	44,477	51,295	210,660	31,870	826
Income (Loss) from Operations	(40,877)	(39,328)	(193,763)	(14,206)	5,382
Less: Other (Income) Expense	(27,077)	2,848	1,871	(4,503)	(12,928)
(Loss) Income from Continuing Operations Before Taxes	(13,800)	(42,176)	(195,634)	(9,703)	18,310
Provision for Income Tax (Expense) Benefit for Continuing Operations	-	(885)	2,784	(4,116)	(1,417)
Net (Loss) Income from Continuing Operations	**$ (13,800)**	**$ (43,061)**	**$ (192,850)**	**$ (13,819)**	**$ 16,893**
Net (Loss) Income from Discontinued Operations, Net of Tax	(17,071)	11,186	4,194	(311)	16,205
Net (Loss) Income	**(30,871)**	**(31,875)**	**(188,656)**	**(14,130)**	**33,098**
Non-Controlling Interests	(754)	(604)	(275)	-	-
Net (Loss) Income Attributable to Blum Holdings, Inc.	**$ (30,117)**	**$ (31,271)**	**$ (188,931)**	**$ (14,130)**	**$ 33,098**

Revenue and Gross Profit Margin Trends


Revenue vs Gross Profit 2020 to 2024
$60,000,000
$50,000,000
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$-
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
(1) Gross Profit Margin was 26% in 2021, and (2) 48% in 2024.
(2) Gross Profit Margin decreased between the end of 2023 and 2024 due to the sale of PFC which reduced debt by $22 million.
December 31, 2020
December 31, 2021
December 31, 2022
December 31, 2023
December 31, 2024
Revenue
Gross Profit
Gross Profit %

Throughout 2023 and 2024, despite significant debt restructuring, litigation matters, and the reorganization of the corporate holding company, the Company successfully increased and maintained a healthy gross profit margin. In particular, the gross margin for 2024 improved significantly to 48% from 33% in 2022 and 25% in 2021, underscoring the effectiveness of the Company's strategic price optimizations, cost control measures, a focus on higher-margin products, inventory turn strategy, and the divestment of non-performing assets. The Company recognized a decrease in gross margins in 2024 compared to 2023 due to the sale of PFC, but as a result was able to reduce its debt burden by approximately $22 million.

SG&A Reduction Trend


Revenue vs SG&A 2020 to 2024
$60,000,000
$50,000,000
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$-
200.0%
180.0%
160.0%
140.0%
120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
(3) Reduction of SG&A Expenses of $11.7 million from $30.3 million to (4) $18.6 million.
December 31, 2020
December 31, 2021
December 31, 2022
December 31, 2023
December 31, 2024
Revenue
Selling, general and administrative expenses
SG&A as % of Revenue

A pivotal element of the Company's financial strategy was the substantial reduction in selling, general, and administrative ("SG&A") expenses, which dropped from $54.2 million in 2022 to $18.6 million in 2024, achieving a $35.6 million decrease. The achievement over the past 24 months was a result of rigorous cost management and the implementation of a restructuring plan that included downsizing the workforce, streamlining operations to reduce unnecessary overhead, the adoption of technology solutions to automate processes, and renegotiating supplier contracts.

The following discussion regarding the Company's decreases in SG&A are as reported in the Company's Annual Report on Form 10-K with the SEC for the years ended December 31, 2023 and 2024, respectively. The amounts outlined include the classification of discontinued operations for all comparative prior periods under U.S. GAAP. The Company saw significant decreases in the following categories with the year ended December 31, 2024 compared to December 31, 2023: Specifically, the Company saw a decrease of $1.74 million in professional fees and a decrease of $2.04 million in stock-based compensation due to the performance bonus award issued to Adnant in fiscal year 2023. This was offset by an increase of $1.38 million in salaries and benefits primarily resulting from the Northern California Transactions on May 1, 2024.There is still work to be done to further meaningfully reduce the Company's SG&A as the reorganization and restructuring efforts are completed.

Current and Long-term Liabilities Analysis and Breakdown as of December 31, 2024

The below tables outline the Company's balance sheet from December 31, 2020 to December 31, 2024 as reported in the Annual Report on Form 10-K with the SEC for the years then ended. The amounts below do not include the classification of discontinued operations for all comparative prior periods under U.S. GAAP *(in thousands)*:

	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023	December 31, 2024
Current Assets	$ 37,606	$ 25,264	$ 4,575	$ 4,693	$ 2,871
Long-Term Assets	62,688	246,560	35,933	27,378	21,949
Total Assets	**$ 100,294**	**$ 271,824**	**$ 40,508**	**$ 32,071**	**$ 24,820**
Current Liabilities	$ 26,422	$ 87,708	$ 59,143	$ 62,548	$ 9,659
Long-Term Liabilities	14,742	37,629	17,902	15,219	19,905
Total Liabilities	**$ 41,164**	**$ 125,337**	**$ 77,045**	**$ 77,767**	**$ 29,564**
Stockholders' Deficit and Mezzanine Equity	59,130	146,487	(36,537)	(45,696)	(4,744)
Total Liabilities, Stockholders' Deficit, and Mezzanine Equity	**$ 100,294**	**$ 271,824**	**$ 40,508**	**$ 32,071**	**$ 24,820**

Detailed Liabilities: The below tables and charts outline the Company's liabilities from December 31, 2020 to December 31, 2024 as reported in the Annual Report on Form 10-K with the SEC for the years then ended. The amounts outlined below do not include the classification of discontinued operations for all comparative prior periods under U.S. GAAP *(in thousands)*:

	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023	December 31, 2024
Accounts Payable	$ 6,027	$ 16,804	$ 12,990	$ 13,848	$ 6,992
Tax Liabilities	258	5,147	1,018	1,445	4
Accrued Payroll and Benefits	68	1,409	628	494	230
Current Lease Liabilities	-	3,120	1,996	1,914	165
Accrued Interest	-	-	2,113	1,421	-
Other Accrued Expenses	2,268	5,423	665	4,096	-
Total Accounts Payable & Accrued Expenses	**$ 8,621**	**$ 31,903**	**$ 19,410**	**$ 23,218**	**$ 7,391**
Liabilities Related to Discontinued Operations	9,796	2,271	-	100	-
Lease Liabilities	8,082	21,316	13,088	8,622	1,818
Income Taxes Payable	-	7,969	10,071	16,637	11,512
Deferred Tax Liabilities	-	6,123	-	112	1,774
Derivative liability	-	-	-	-	4,102
Debt (Notes Payable)	14,665	52,801	31,594	26,265	2,967
Mortgage	-	2,954	2,882	2,813	-
Total Liabilities	**$ 41,164**	**$ 125,337**	**$ 77,045**	**$ 77,767**	**$ 29,564**


Major Categories of Liabilities
$140,000,000
$120,000,000
$100,000,000
$80,000,000
$60,000,000
$40,000,000
$20,000,000
$-
(4) Debt decreased by $49.8 million, from $52.8 million at the end of 2021, to (5) $3.0 million at the end of 2024, a decrease of 94.4%.
(6) Lease liabilities decreased by $19.5 million from $21.3 million at the end of 2021, to (7) $1.8 million at the end of 2024, a decrease of 91.5%.
December 31, 2020
December 31, 2021
December 31, 2022
December 31, 2023
December 31, 2024
Accounts Payable
Income Taxes Payable
Lease Liabilities
Debt (Notes Payable)
Mortgage
Discontinued Operations Liabilities
Derivative liability
Other Accrued Expenses


Debt (Notes Payable)
$60,000,000
$50,000,000
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$-
$52,801,000
(8) Debt decreased by $49.8 million, from $52.8 million at the end of 2021, (9) to $3.0 million at the end of 2024, a decrease of 94.4%.
$31,594,000
$26,265,000
$14,665,000
$2,967,000
December 31, 2020
December 31, 2021
December 31, 2022
December 31, 2023
December 31, 2024

Debt Premium and Debt Discount

The Company recorded $0.2 million in net debt discount as of December 31, 2024. The "net debt discount" refers to an adjustment in the accounting value of debt. It arises when the actual value of a financial liability differs from its book value or the principal amount. This can occur when a company issues debt securities like notes or loans at a price that is either above (premium) or below (discount) their face value.

Lease Liabilities Overview

The following is a summary of lease liabilities demonstrating the Company's financial obligations. As of December 31, 2024, short term lease liabilities of $0.2 million are included in "Accounts Payable and Accrued Expenses" on the consolidated balance sheets. The table below presents total operating right-of-use assets and lease liabilities:

	December 31, 2020	December 31, 2021	December 31, 2022	December 31, 2023	December 31, 2024
Lease Right-of-Use Assets	$ 8,137	$ 24,448	$ 13,946	$ 8,965	$ 1,614
Lease Liabilities	8,082	24,436	15,084	10,536	1,983
Net Lease Assets (Liabilities)	**$ (55)**	**$ 12**	**$ (1,138)**	**$ (1,571)**	**$ (369)**

Operating Lease Right-of-Use Assets Explained: When Blüm or one of its subsidiaries leases something like a retail space or equipment (instead of buying it), it gains the right to use this space or equipment for a certain period. This right to use the building or equipment is considered an asset. We call this an "operating lease right-of-use asset." It appears on our balance sheet as something

the Company owns, even though it's a leased building or item because it will help us generate revenue. As of December 31, 2024, Blüm reported operating lease right-of-use assets amounting to $1.6 million. This figure represents the value recognized for Blüm's right to use leased assets over the entire lease term.

Operating Lease Liabilities Explained: The obligation to pay rent for our leased spaces or equipment is called an "operating lease liability." It shows up on the balance sheet as something owed, almost like a mortgage on a building. Correspondingly, the operating lease liabilities, which represent Blüm's obligation on all future lease payments were reported at $2.0 million as of December 31, 2024.

Impact on the Balance Sheet: The relationship between these operating lease right-of-use assets and liabilities is crucial for understanding leased assets and the financial obligations arising from them. The net difference essentially indicates the financial position regarding leasing activities. The total future lease payments due as of December 31, 2024, were projected at $3.4 million, with a discount applied, bringing the total operating lease liabilities to the reported $2.0 million.

Taxes

Income Taxes Payable Provision: Calculating income tax provision is based on enacted tax laws and statutory tax rates, considering the timing differences between financial reporting and tax reporting. These timing differences give rise to deferred tax assets and liabilities, reflecting future tax consequences of current year events. Think of the tax provision as setting aside money for taxes you expect to owe in the future or tax refunds you expect to receive in the future. It's like when you know you'll have a bill to pay soon, so you put money aside. In our case, we book it as a tax provision on the balance sheet broken down by either a deferred tax liability or a deferred tax benefit (refund). What makes it complex is that the tax provision includes both current taxes and future taxes all in the same calculation.

The calculation of tax provisions is further complicated by annual changes in tax legislation. For instance, the introduction of the Employee Retention Credit ("ERC") under the CARES Act during the COVID-19 pandemic allowed eligible companies to recognize an immediate benefit in their tax provision. The ERC directly reduces the amount of current taxes payable, necessitating adjustments in tax provision calculations to reflect the anticipated benefit, potentially lowering the current tax provision portion. Similarly, the Tax Cuts and Jobs Act, which lowered the corporate tax rate from 35% to 21%, resulted in a reduction of both deferred tax liabilities (future tax obligations) and deferred tax assets (future tax benefits). This led to a significant one-time adjustment in the tax provision for the year the law was amended.

For the year ended December 31, 2024, Blüm reported a total tax benefit of $1.4 million, and includes both current federal and state taxes, reflecting a complex interplay of tax liabilities, changes in valuation allowances, and the impact of specific tax credits like the Employee Retention Credit (ERC), and deconsolidation of income tax liabilities. The deconsolidation of income tax liabilities as a result of the November 2024 bankruptcy petition by Unrivaled was the primary driver of the income tax benefit in 2024.

Restructuring Overview

Initial exuberance from the legalization of recreational cannabis sales in 2018 was artificially extended through 2021 largely due to COVID and the associated disruptive work and lifestyle changes. Additionally, direct government stimulus payments led to an unexpected surge in cannabis sales as consumers increased their spending on cannabis products amid lockdowns[1].


California Taxable Cannabis Sales by Quarter
1,800,000,000
1,600,000,000
1,400,000,000
1,200,000,000
1,000,000,000
800,000,000
600,000,000
400,000,000
200,000,000
-
Impact of COVID and stimulus checks
2019Q1
2019Q2
2019Q3
2019Q4
2020Q1
2020Q2
2020Q3
2020Q4
2021Q1
2021Q2
2021Q3
2021Q4
2022Q1
2022Q2
2022Q3
2022Q4
2023Q1
2023Q2
2023Q3
2023Q4
2024Q1
2024Q2
2024Q3
Taxable Sales

However, by 2022, revenue trends shifted as the immediate effects of the pandemic subsided and the demand for legal cannabis normalized. The capital that drove so much initial development and market activity became scarce. As a result, under new management and board of directors in August 2022, the Company began its strategic re-alignment around more profitable, core business segments. As a result of the impact of strategic divestitures aimed at honing its focus on core retail operations, the Company had decreased revenues in 2023 and 2024 of $7.8 million and $13.0 million, respectively.

$40.8 Million Hydrofarm Holdings Group, Inc. Investment

On August 28, 2018, Unrivaled entered into a Subscription Agreement to purchase 2,000,000 "Units" from Hydrofarm at $2.50 per Unit, totaling a $5.0 million investment. Each Unit included a share of common stock and a warrant for half a share at $5.00 per share. Following a reverse stock split by Hydrofarm on November 24, 2020, Unrivaled's investment adjusted to 593,261 shares of common stock and 296,630 warrants at revised exercise prices of $8.43 and $16.86 per share, respectively.

Hydrofarm went public on December 14, 2020, trading on the Nasdaq under "HYFM," with Unrivaled owning about 1.9% of Hydrofarm's 31,720,727 common shares outstanding at IPO. On June 16,

[1] https://www.cdtfa.ca.gov/dataportal/dataset.htm?url=CannabisTaxRevenues

2021, Unrivaled sold its 593,261 Hydrofarm shares and warrants for purchasing 296,630 Hydrofarm shares at $40.8 million in total proceeds through a Securities Purchase Agreement with two accredited investors.

The substantial financial windfall resulting from the Hydrofarm investment in Q2 2021 positioned Unrivaled for opportunity. However, this potential was not realized due to a series of acquisitions that did not perform as anticipated. These acquisitions, primarily from then related parties, were made at premium prices, including a notably high expenditure for the acquisition of assets from People's California, LLC ("People's California"). These strategic decisions ultimately led to extensive litigation, put Unrivaled on the brink of liquidation, and exposed it to a takeover attempt by the sellers of the People's California assets. This period also saw the departure of all former directors and executives, followed by the appointment of a new executive team led by CEO, Sabas Carrillo, and a new slate of directors in August 2022. In response to these challenges, Unrivaled underwent a comprehensive restructuring throughout 2023 that was substantially completed during the 2024 year: assets were sold and the related debt extinguished, and the voluntarily filed bankruptcy petition, which resulted in a reduction of debt of $27.5 million. This strategic pivot was aimed at stabilizing the Company's operations and setting a new foundation for future growth and stability.

Acquisitions and Related Liabilities

Substantially, Unrivaled used the proceeds of the sale of the Hydrofarm shares and warrants during the second half of 2021 to fund the below acquisitions which led to the significant increase in assets and associated considerable increase in debt during 2021 and 2022. With the exception of the Korova brand and Blüm OC dispensary (formerly People's First Choice dispensary), by the third quarter of 2022, less than a year from when the transactions were consummated, most of the operations of the acquisitions were underperforming, had been sold off, terminated or shuttered.

- **UMBRLA, Inc. (2021):** Unrivaled merged with UMBRLA, Inc., which included The Spot dispensary and the Korova brand intellectual property. The acquisition resulted in Unrivaled assuming certain financial obligations which included a line of credit agreement with Bespoke Financial Inc. that allowed for a maximum borrowing of $4.5 million. There were outstanding Paycheck Protection Program ("PPP") loans amounting to $0.3 million, which UMBRLA had not yet settled. Additionally, there was $0.2 million of a related party note assumed on acquisition. The total debt assumed in the transaction was approximately $5.5 million. The consideration and financial terms of the merger were substantial, encompassing the issuance of 191,772,781 shares of common stock at the time of acquisition, with an additional 23,424,674 shares earmarked for future issuance or approximately 3% of the outstanding common stock. The deal also involved the assumption of all existing stock options and warrants of UMBRLA, culminating in a total estimated consideration of approximately $78.5 million. This valuation was intricately composed of stock issuance, liabilities for holdback shares, stock options, warrants, and the net cash involved. UMBRLA Operations were officially terminated during the second quarter of 2023, with the legal dissolution of UMBRLA Inc. confirmed in the same period. This led to the extinguishment of all non-federal income tax liabilities and existing obligations of the dissolved entity. The Spot was subsequently shuttered and sold in April of 2024, the sale was finalized and closed in October 2024.

- **Halladay Holding, LLC (2021):** Unrivaled, through its subsidiary Halladay Holding, purchased real property for $4.6 million in cash, with an additional mortgage assumption of $3.0 million, making the total acquisition cost of that certain real property located at 3242 South Halladay Street in Santa Ana, CA $7.6 million. Halladay Holding, along with Unrivaled voluntarily filed for Chapter 11 bankruptcy, successfully obtained court approval to sell the real property owned by Halladay Holding free and clear of the disputed liens, claims, and interests asserted by Peoples. The court-approved sale was finalized on February 14, 2025.
- **People's First Choice and related entities (2021):** The acquisition of this key dispensary in Orange County, California, significantly expanded Unrivaled's retail presence. The total consideration for Unrivaled's acquisition of People's First Choice, LLC ("PFC") and related entities was approximately $72.8 million. This total included the $24.0 million cash payment (minus any outstanding indebtedness and acquisition-related expenses), $33.7 million from a secured note (minus certain indebtedness and subsequent settlement agreements), $16.0 million of value from an equity issuance of 40,000,000 shares of common stock issued at $0.40 per share, and an additional $4.0 million for the prospective cash purchase of four other entities affiliated with the seller which included Riverside, Costa Mesa, and Downtown Los Angeles.
    - Riverside included a lease and a retail license, however during 2022 the landlord of the building, a related party of the seller, sued Unrivaled. Prior to Unrivaled's acquisition, a subsidiary of the Sellers of PFC purchased the building for $1.0 million in June 2020, entered into a lease as both the lessee and landlord at an over market rate, then sold the building to their related party 18 months later in December 2021 for $2.7 million extracting $1.7 million on the sale.
    - Downtown Los Angeles was a retail dispensary that closed three months after opening and the landlord is currently an unsecured creditor of Unrivaled's bankruptcy estate.
    - Costa Mesa was an application for a retail license and a lease for a premium location. Similarly to the Riverside location, a subsidiary of the Sellers of PFC purchased the building for $6.0 million in June 2021 and sold it for $10.6 million in May 2022 after entering into a lease as both the lessee and landlord extracting a gain of $4.6 million on the sale in less than a year. The landlord is currently an unsecured creditor of Unrivaled's bankruptcy estate.

  On June 10, 2024, Unrivaled entered into a Membership Interest Purchase Agreement and simultaneously completed the sale of its controlling membership interest in PFC, for a total sale price of $22.5 million. The consideration includes $9.0 million in cash (the "Cash Consideration") and the assumption of PFC's liabilities totaling $13.5 million. The Cash Consideration is in the form of $8.0 million paid in cash at closing and a $1.0 million secured promissory note to be paid over 12 months. Effective upon the closing of the transaction, the buyer assumed full operational and management control of the PFC business pursuant to a Management Services Agreement (the "MSA"), pending transfer of the cannabis licenses. As a result of the MSA, the Company deconsolidated all assets and operations related to PFC. The Company has continuing involvement in PFC as a result of the Trademark License Agreement in which the buyer shall have the right to continued use of the "Blüm" name and registered trademarks in connection with the on-going business on a royalty-free basis for up to 18 months, and for a license fee thereafter at the buyer's option. The Company recognized a gain on disposal of assets of $16.96 million.

Conclusion

Over the past two years, Blüm Holdings has undergone a significant financial and operational transformation, emerging as a leaner, financially disciplined, and strategically positioned holding company. The completion of a comprehensive restructuring—including major debt reduction, operational streamlining, and strategic acquisitions—has strengthened the Company's financial foundation, reducing liabilities by $95.8 million. With these changes in place, Blüm has shifted from restructuring to disciplined expansion, focusing on measured growth opportunities in brands, retail, cultivation, and distribution.

Looking ahead, Blüm remains focused on capital efficiency and sustainable expansion, evaluating opportunities that align with its hybrid acquisition model while maintaining a disciplined approach to capital allocation. With a de-risked balance sheet, operational efficiencies in place, and a structured approach to acquisitions, we believe that Blüm is well-positioned to continue creating value for shareholders and acquisition partners alike.